Exhibit 99.1

Daktronics and Alta Fox Enter into Cooperation Agreement

Daktronics to Appoint Peter Feigin to the Board

Daktronics Confirms Its Commitment to An Investor Day in 2025

Alta Fox to Withdraw Litigation and Support Reincorporation to Delaware

BROOKINGS, S.D., March 03, 2025 (GLOBE NEWSWIRE) – Daktronics, Inc. (“Daktronics,” the “Company,” “we,” or “us”) (NASDAQ-DAKT), the leading U.S.-based designer and manufacturer of best-in-class dynamic video communication displays and control systems for customers worldwide, today announced it has entered into a cooperation agreement (the “Cooperation Agreement”) with Alta Fox Capital Management, LLC (collectively with certain of its affiliates, “Alta Fox”), which is the Company’s largest shareholder.

Pursuant to the Cooperation Agreement, the Company will appoint Peter Feigin, an Alta Fox-recommended candidate, as a new independent member of its Board of Directors (the “Board”). Mr. Feigin will immediately join the Board’s Transformation Committee. He currently serves as the President of Milwaukee Bucks Inc. (the “Bucks”) and the Fiserv Forum sports arena, brings more than 25 years of sales and marketing experience, including as Chief Marketing and Revenue Officer of Deluxe Entertainment Services Group, an international entertainment company.

Daktronics has also confirmed that it will host an Investor Day in 2025 to provide shareholders with greater insight into the Company’s strategy, financial targets and outlook, and capital allocation framework. In addition, Daktronics will solicit input from Alta Fox on its search for a new Chief Financial Officer.

As part of the Cooperation Agreement, Alta Fox has agreed to withdraw all litigation against the Company with prejudice, support the Company’s reincorporation to Delaware, and adhere to customary standstill restrictions and voting commitments through the Company’s 2027 annual meeting of shareholders.

“The addition of Peter Feigin to the Board will bolster the Company’s efforts to drive long-term value,” said Reece Kurtenbach, Daktronics Chairman, President, and Chief Executive Officer. “We welcome him and look forward to working together.”

Connor Haley, Managing Partner of Alta Fox, added, “It is a win for all of Daktronics’ shareholders and stakeholders to have Peter, a well-known sports and entertainment industry leader, join the Company’s Board. Together with leadership’s governance enhancements and investor relations commitments, his appointment positions Daktronics for long-term success. We are pleased to move forward in a constructive manner and work with the Board and management to enhance value for shareholders.”

A copy of the Cooperation Agreement will be included as an exhibit to the Company’s Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

About Peter Feigin

Peter Feigin currently serves as the President of the Bucks, an American professional basketball team that won the NBA Championship in 2021, and Fiserv Forum, the Bucks’ arena. Prior to joining the Bucks, Mr. Feigin served as the Chief Marketing and Revenue Officer of Deluxe Entertainment Services Group, a major international entertainment company, from May 2013 to October 2014. Prior to that, Mr. Feigin was the President of Marquis Jet Partners Inc., a leading private aviation company from 2010 to 2011. From 1998 to 2004, Mr. Feigin worked for the New York Knicks in a variety of roles, culminating in a position as the Vice President of Marketing of Madison Square Garden Sports Corp. From 1993 to 1998, he held various sales and marketing positions, including Director of Marketing and Promotions, with Six Flags Theme Parks Inc., which was then a Time Warner company. Mr. Feigin received his B.A. from Franklin & Marshall College.

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The Company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the Company’s website at: www.daktronics.com.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation, and other risks described in the Company’s filings with the SEC, including its Annual Report on Form 10-K for its 2024 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:

INVESTOR RELATIONS:

Sheila M. Anderson, Chief Financial Officer

Tel (605) 692-0200

Investor@daktronics.com

Alliance Advisors IR

Carolyn Capaccio / Jody Burfening

DAKTIRTeam@allianceadvisors.com

MEDIA:

Gagnier Communications

Riyaz Lalani / Lindsay Barber

Daktronics@gagnierfc.com